Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Rick Filippelli, President and CEO	Donald C. Weinberger/Alisa Steinberg (media)
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1 Executive Drive	212-370-4500
Somerset, NJ 08873	don@wolfeaxelrod.com
866-352-5304	alisa@wolfeaxelrod.com
TeamStaff Reports Fourth Quarter and Full Year Profit
Somerset, New Jersey— December 22, 2008 — TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare, logistics and administrative staffing services, today announced its financial results for the fourth fiscal quarter and fiscal year ended September 30, 2008.
TeamStaff’s revenues for the three months ended September 30, 2008 were $22.7 million as compared to $16.5 million in the comparable quarter last year. Net income for the quarter ended September 30, 2008 was $0.5 million, or $0.11 per share. This compares to a loss of $1.9 million or ($0.40) per share including a loss from discontinued operations of $1.6 million or $0.32 per share in the comparable quarter last year. Earnings per share in this release have been retroactively adjusted so as to incorporate the effect of the one-to four reverse stock split effective April 21, 2008.
Included in our fourth quarter 2008 results are retroactive billing adjustments related to wage increases granted to contracted employees at certain government facilities. These billings increased revenue and gross profit $7.2 million and $0.13 million, respectively and increased EPS by $0.03. Income from operations, excluding the income derived from retroactive adjustments was $0.05 million for the quarter ended September 30, 2008 compared to $0.04 million in the prior year.
In accruing the retroactive billing adjustments, the Company recognized amounts that are contractually due under agreements with Federal agencies. The Company is currently in the process of negotiating final amounts related to gross profit on these adjustments. As such, there may be additional revenues and gross profit recognized in future periods. The range of revenue and gross profit are estimated to be between $0.4 million and $0.7 million.
TeamStaff’s gross profit was $3.0 million, or 13.4% of revenues, in the fourth quarter of fiscal 2008 as compared to $3.0 million, or 18.4% of revenues, in the fourth quarter of fiscal 2007. Excluding the retroactive billings, TeamStaff’s fiscal 2008 fourth quarter gross profit was 18.8%.
SG&A expenses were $2.8 million in the fourth quarter of fiscal 2008 compared to $2.9 million in the comparable quarter last year.
Other income, net was $0.4 million for the three months ended September 30, 2008. This primarily relates to a favorable resolution of an outstanding IRS payroll tax issue and compares to a net expense of $0.4 million in the fourth quarter of fiscal 2007. The fiscal 2007 expense was primarily legal fees related to our cooperation with a government investigation related to pre-acquisition activity in TeamStaff Government Solutions (“TeamStaff GS”), our subsidiary formerly known as RS Staffing Services, Inc.
Cash and cash equivalents were $5.2 million at September 30, 2008. Availability at September 30, 2008 under the Company’s revolving credit facility was approximately $1.8 million. The Company believes that cash on hand and the availability under the existing revolving line of credit will provide sufficient liquidity over the next twelve months.

Full Year Results
TeamStaff’s revenues for the year ended September 30, 2008 were $73.3 million as compared to $66.9 million last year. Fiscal 2008 revenues include approximately $10.8 million of retroactive billings and $0.7 million of related gross profit. TeamStaff’s gross profit, including retroactive billings was $12.1 million, or 16.5% of revenues, for the year ended September 30, 2008 as compared to $11.0 million, or 16.5% of revenues, for the year ended September 30, 2007. Adjusted for the retroactive billings, TeamStaff’s gross profit in fiscal 2008 was 18.2%
SG&A expenses were $11.0 million and $12.7 million for the year ended September 30, 2008 and 2007, respectively. Adjusted for severance and certain insurance items, SG&A expenses for the current fiscal year decreased by approximately $0.9 million or 7.1%. This was achieved despite an increase in sales and marketing expenses of $0.4 million or 29%.
Income from operations, excluding income derived from retroactive adjustments was $0.03 million for the year ended September 30, 2008 compared to a loss of $2.0 million in the prior year.
Net income, including the results from discontinued operations, was $1.1 million or $0.24 per share, including $0.7 million or $0.14 per share related to retroactive billings for the fiscal year ended September 30, 2008. This compares to a loss of $4.7 million or ($0.97) per share for the fiscal year ended September 30, 2007.
Commenting on the Company’s performance, TeamStaff’s President and CEO, Rick J Filippelli, stated “TeamStaff made substantial progress in fiscal 2008. The Company posted a $2.0 million improvement in income from operations, substantially increased its cash position and liquidity, hired a seasoned healthcare staffing professional to run its travel subsidiary and substantially grew the profitability of its Government staffing subsidiary.”
Mr. Filippelli continued, “TeamStaff GS continues to produce solid bottom line results. Excluding the impact of retroactive adjustments GS increased its income by 42% in fiscal 2008. This is the direct result of executing on our gross profit initiatives, increasing the number of contracted employees at certain facilities and improved pricing. We also paved the way in fiscal 2008 for expanding beyond Department of Veteran Affairs opportunities by bidding on Department of Defense staffing contracts for both logistical and medical needs. Government contracts tend to be multi-year contracts and management believes this subsidiary’s performance is less influenced by the economic climate. Although our travel subsidiary, TeamStaff Rx, performed below our expectations, and despite the economic uncertainty management believes that the hiring of Dale West should accelerate our return to profitability. Her experience will help transition the travel segment into higher demand modalities such as specialty nursing, rehabilitation therapists and oncology. The Company has recently enhanced its traveler benefits to provide a competitive advantage in the marketplace. Ms West also has a strong marketing and branding background which proved to be an integral part of her success at RN Network.”
Mr. Filippelli added “Our liquidity substantially improved in fiscal 2008. Helped by the government streamlining its payment process, our DSOs decreased to 17 days. This coupled with improved operations resulted in a $4.6 million increase in our cash position. We also successfully obtained a $3.0 million credit facility with Sovereign Business Capital. We believe the Company is strong financially and is poised for growth in fiscal 2009.”
About TeamStaff, Inc.
Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical and administrative staffing through its two subsidiaries,
TeamStaff Rx and TeamStaff Government Solutions. TeamStaff Rx is a leading provider of travel nursing and travel allied healthcare professionals. TeamStaff Rx operates throughout the U.S. and specializes in the supply of travel allied medical employees and travel nurses typically placed on 13 week assignments. TeamStaff Government Solutions specializes in providing medical, logistics and office administration/technical professionals through nationwide Federal Supply Schedule contracts with both the United States General Services Administration and the United States Department of Veterans Affairs. For more information, visit the TeamStaff web site at www.teamstaff.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff upon acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms acceptable to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.
(financial tables follow)

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	For the Three Months Ended
	September 30,	September 30,
	2008	2007

REVENUES
Operating revenues	$15,483	$16,504
Non-recurring retroactive billings	7,248	—

Total revenue	22,731	16,504

DIRECT EXPENSES
Operating direct expense	12,566	13,470
Non-recurring retroactive billings	7,122	—

Total direct expense	19,688	13,470

Gross profit
Operating gross profit	2,917	3,034
Non-recurring retroactive billings	126	—

Total gross profit	3,043	3,034

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,809	2,904

DEPRECIATION AND AMORTIZATION	63	87

Income from operations	171	43

OTHER INCOME (EXPENSE)
Interest income	22	16
Interest expense	(28)	(36)
Settlement of certain periods’ payroll tax contingencies	416	—
Other income, net	47	21
Legal expense related to pre-acquisition activity of acquired company	(62)	(433)

	395	(432)

Income (loss) from continuing operations before tax	566	(389)

INCOME TAX (EXPENSE) BENEFIT	(60)	15

Income (loss) from continuing operations	506	(374)

(LOSS) FROM DISCONTINUED OPERATIONS
Loss from operations, net of tax benefit of $0 for the quarter ended September 30, 2007	—	(1,653)

Income from disposal, net of tax expense of $0 for the quarter ended September 30, 2007	—	91

(Loss) from discontinued operations	—	(1,562)

Net income (loss)	$506	$(1,936)

EARNINGS (LOSS) PER SHARE — BASIC
Income (loss) from continuing operations	$0.11	$(0.08)
(Loss) from discontinued operations	—	(0.32)

Net earnings (loss) per share	$0.11	$(0.40)

EARNINGS (LOSS) PER SHARE — DILUTED
Income (loss) from continuing operations	$0.11	$(0.08)
(Loss) from discontinued operations	—	(0.32)

Net earnings (loss) per share	$0.11	$(0.40)

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	4,897	4,836

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	4,906	4,836

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Years Ended
	September 30,	September 30,
	2008	2007

REVENUES
Operating revenues	$62,513	$66,882
Non-recurring retroactive billings	10,772	—

Total revenue	73,285	66,882

DIRECT EXPENSES
Operating direct expense	51,144	55,852
Non-recurring retroactive billings	10,080	—

Total direct expense	61,224	55,852

Gross profit
Operating gross profit	11,369	11,030
Non-recurring retroactive billings	692	—

Total gross profit	12,061	11,030

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,029	12,714

DEPRECIATION AND AMORTIZATION	311	349

Income (loss) from operations	721	(2,033)

OTHER INCOME (EXPENSE)
Interest income	40	74
Interest expense	(159)	(197)
Settlement of certain periods’ payroll tax contingencies	716	—
Other income, net	148	145
Legal expense related to pre-acquisition activity of acquired company	(218)	(1,486)

	527	(1,464)

Income (loss) from continuing operations before tax	1,248	(3,497)

INCOME TAX (EXPENSE) BENEFIT	(60)	123

Income (loss) from continuing operations	1,188	(3,374)

(LOSS) FROM DISCONTINUED OPERATIONS
(Loss) from operations, net of tax benefit of $0 and $14 for 2008 and 2007, respectively	(42)	(1,612)

Income from disposal, net of tax benefit of $43 for 2007	—	293

(Loss) from discontinued operations	(42)	(1,319)

Net income (loss)	$1,146	$(4,693)

EARNINGS (LOSS) PER SHARE — BASIC
Income (loss) from continuing operations	$0.25	$(0.70)
(Loss) income from discontinued operations	(0.01)	(0.27)

Net earnings (loss) per share	$0.24	$(0.97)

EARNINGS (LOSS) PER SHARE — DILUTED
Income (loss) from continuing operations	$0.25	$(0.70)
(Loss) income from discontinued operations	(0.01)	(0.27)

Net earnings (loss) per share	$0.24	$(0.97)

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	4,866	4,822

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	4,875	4,822

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

	September 30,	September 30,
ASSETS	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$5,213	$592
Accounts receivable, net of allowance for doubtful accounts of $2 and $17 as of September 30, 2008 and September 30, 2007, respectively	12,892	8,279
Prepaid workers’ compensation	562	468
Assets held for sale	—	490
Other current assets	607	642

Total current assets	19,274	10,471

EQUIPMENT AND IMPROVEMENTS:
Furniture and equipment	3,299	3,276
Computer equipment	619	561
Computer software	1,166	995
Leasehold improvements	20	41

	5,104	4,873

Less accumulated depreciation and amortization	(4,409)	(4,132)

Equipment and improvements, net	695	741

TRADENAME	4,569	4,569

GOODWILL	10,305	10,305

OTHER ASSETS	151	82

ASSETS HELD FOR SALE		-

TOTAL ASSETS	$34,994	$26,168

TEAMSTAFF, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS EXCEPT PAR VALUE OF SHARES)

	September 30,	September 30
LIABILITIES AND SHAREHOLDERS' EQUITY	2008	2007

CURRENT LIABILITIES:
Notes payable	$1,500	$1,500
Current portion of capital lease obligations	69	63
Accrued payroll	10,585	1,581
Accrued pension liability	70	280
Accounts payable	2,578	3,727
Accrued expenses and other current liabilities	2,008	1,756
Liabilities from discontinued operations	66	263

Total current liabilities	16,876	9,170

CAPITAL LEASE OBLIGATIONS, net of current portion	128	183

ACCRUED PENSION LIABILITY, net of current portion	—	66

OTHER LONG TERM LIABILITY, net of current portion	104	155

LIABILITIES FROM DISCONTINUED OPERATIONS		—

Total Liabilities	17,108	9,574

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; authorized 5,000 shares; none issued and outstanding	—	—
Common Stock, $.001 par value; authorized 40,000 shares; issued 4,874 and 4,823 at September 30, 2008 and September 30, 2007, respectively; outstanding 4,843 and 4,821 at September 30, 2008 and September 30, 2007, respectively	5	5
Additional paid-in capital	68,844	68,726
Accumulated deficit	(50,934)	(52,080)
Accumulated comprehensive loss	(5)	(33)
Treasury stock, 2 shares at cost at September 30, 2008 and September 30, 2007	(24)	(24)

Total shareholders’ equity	17,886	16,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$34,994	$26,168